July 2007	Filed pursuant to Rule 433 / Dated June 26, 2007
Relating to Preliminary Pricing Supplement No. 313 dated June 26, 2007
Registration Statement No. 333-131266

100% Principal Protected $25 Enhanced Yield Notes due September 26, 2022
Linked to the Common Stocks of 130 Companies
Interest rate fixed at 9.25% for four years; subject to reduction for stock events thereafter
The 100% Principal Protected $25 Enhanced Yield Notes provide investors with exposure to 130 companies.  The principal protected notes pay a fixed, semi-annual interest payment of 9.25% per annum for the initial four years and thereafter, a semi-annual interest payment of 9.25% per annum subject to reduction for each stock event which has occurred at any time from the pricing date.

SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$25 per note
Principal amount:	$25 per note
Pricing date:	, 2007
Original issue date:	, 2007
Maturity date:	September 26, 2022
Principal protection:	100% at maturity
Interest payment dates:	Each March 26 and September 26, beginning September 26, 2007
Interest rate:
For the period from and including the original issue date to but excluding September 26, 2011, a fixed interest rate of 9.25% per annum
For the period from and including September 26, 2011 to but excluding the maturity date, 9.25% per annum reduced by 0.925% for each portfolio stock which has experienced a stock event, as set out in the following table:

	Stock events	Interest rate	Stock events	Interest rate
	0	9.25%	6	3.700%
	1	8.325%	7	2.775%
	2	7.400%	8	1.850%
	3	6.475%	9	0.925%
	4	5.550%	10+	0%
	5	4.625%
If any stock events occur in the period from the pricing date to September 26, 2011, those stock events will reduce the interest rate which applies from and including September 26, 2011.
If a stock event occurs during a semi-annual interest payment period after September 26, 2011, the interest rate as reduced by 0.925% per annum for such stock event will apply to all days of the interest payment period subsequent to the date of occurrence of the stock event, subject to the occurrence of further stock events during that interest payment period.

Portfolio stocks:	The common stocks of the portfolio stock issuers.
Portfolio stock issuers:	The 130 companies listed on page 15.
Stock events:	Either: ▪ the closing price of the portfolio stock decreases 90% or more from the closing price of such portfolio stock on the pricing date; or ▪ the portfolio stock issuer experiences a bankruptcy
CUSIP:
Listing:	None
Agent:	Morgan Stanley & Co. Incorporated
Agent’s commissions:		Price to public	Agent’s commissions(1)	Proceeds to company
	Per Note	$	$	$
	Total	$	$	$

(1)
For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THIS OFFERING, AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Preliminary Pricing Supplement No. 313 dated June 26, 2007
Prospectus Supplement dated January 25, 2006	Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

100% Principal Protected
$25 Enhanced Yield Notes
due September 26, 2022

Investment Overview

The 100% Principal Protected $25 Enhanced Yield Notes due September 26, 2022 (the “notes”), provide investors with an opportunity to gain exposure to the 130 portfolio stocks with fixed interest for the initial four years and no downside risk to their initial investment if the notes are held to maturity.  For the initial four years of your investment, the notes will pay a fixed, semi-annual interest payment of 9.25% per annum.  After the initial four years, the notes will pay a semi-annual interest payment of 9.25% per annum less 0.925% per annum for each portfolio stock that experiences a stock event.  If ten or more portfolio stocks experience a stock event, the applicable interest rate will be 0% after the later of September 26, 2011 and the date of occurrence of the tenth stock event.  The notes are principal protected at maturity.

Maturity:	15 years
Protection at maturity:	100%
Interest:	Fixed at 9.25% per annum for the first four years; thereafter, 9.25% per annum subject to reduction for stock events which have occurred at any time from the pricing date
Payment at maturity:	$25 plus any accrued interest for the final interest payment period

Interest Payments Over the Term of the Notes

Interest Rate after September 26, 2011 as Reduced by Stock Events
Stock events	Interest rate	Stock events	Interest rate
0	9.25%	6	3.700%
1	8.325%	7	2.775%
2	7.400%	8	1.850%
3	6.475%	9	0.925%
4	5.550%	10+	0%
5	4.625%

July 2007	Page 2

100% Principal Protected
$25 Enhanced Yield Notes
due September 26, 2022

Portfolio Stocks Overview

The portfolio stocks are the common stocks of 130 companies listed on page 15.  We may change the portfolio stocks on any day prior to the pricing date provided that by doing so, we do not materially alter the average credit rating of the portfolio. According to Standard and Poor’s (“S&P”) industry categories, the industry distribution of the portfolio stocks as of June 22, 2007 is as follows:

Historical price volatility of the portfolio stocks

The chart below provides an indication of the volatility in the closing prices of the portfolio stocks for successive fifteen-year periods beginning on each day from September 28, 1980 to June 21, 1992 and, therefore, covering the approximate twenty-seven year period from September 28, 1980 through June 21, 2007.  Each point on the horizontal axis represents one of the fifteen-year periods.  Each point on the vertical axis represents the number of portfolio stock issuers which experienced the corresponding decline in their closing price within that fifteen-year period.  Accordingly, each plotted point on the chart indicates the number of portfolio stocks that were trading in any fifteen-year period (each, a “15 Year Cohort”) that experienced a 25%, 50% or 90% decline in their closing prices over each fifteen-year period.  Any portfolio stock that was not trading on the first day of any fifteen-year period was not included in the period.

For example, for the fifteen-year period beginning July 1, 1981 (marked by arrow “A” on the chart), the chart indicates that 34 out of 59 portfolio stocks then trading and comprising that “A” 15 Year Cohort, experienced a 25% decline in price, 17 out of the “A” 15 Year Cohort experienced a 50% decline in price and four out of the “A” 15 Year Cohort experienced a 90% decline in price.  Similarly, for the fifteen-year period beginning September 18, 1985 (marked by arrow “B” on the chart), the corresponding figures were: 20 out of 67 portfolio stocks then trading and comprising that “B” 15 Year Cohort, experienced a 25% decline, 11 out of the “B” 15 Year Cohort experienced a 50% decline and two out of the “B” 15 Year Cohort experienced a 90% decline in price.  For the fifteen-year period beginning March 16, 1990 (marked by arrow “C” on the chart), 46 out of 77 portfolio stock issuers then trading and comprising that “C” 15 Year Cohort, experienced a 25% decline, 13 out of the “C” 15 Year Cohort experienced a 50% decline and none of the “C” 15 Year Cohort experienced a 90% decline in price.

July 2007	Page 3

100% Principal Protected
$25 Enhanced Yield Notes
due September 26, 2022

At no time after June 5, 1990, were there any portfolio stock issuers that experienced a 90% decline in price during any fifteen year period.  In addition, the average during all fifteen year periods of all portfolio stock issuers that experienced a 90% decline in price was 1.44 issuers.  Further, at no time were there more than four portfolio stock issuers in any 15 Year Cohort that experienced a 90% decline in price and which also did not experience a backruptcy.

Historical Stock Price Data for 15 Year Cohorts

Inset of Historical Stock Price Data for 15 Year Cohorts

Source: Morgan Stanley

July 2007	Page 4

100% Principal Protected
$25 Enhanced Yield Notes
due September 26, 2022

Past performance of the portfolio stocks is no indication of future performance of the portfolio stocks, and it is possible that the portfolio stocks could be more volatile in the future than they have been historically or that they could be adversely affected by a severe economic downturn affecting one or more sectors of the economy. These historical data could be expected to show fewer portfolio stocks that have experienced 90% declines in closing price than might be true of either (i) a group of similar issuers picked in 1980 without foreknowledge that each would survive without experiencing a bankruptcy or (ii) this group of 130 portfolio stock issuers over the fifteen-year term of the notes.

Forty one of the portfolio issuers had not commenced trading as early as June 21, 1992.  As of June 21, 2007, two of these portfolio stock issuers had experienced a 90% decline in stock price from the time they first started trading.

Credit ratings of the portfolio stock issuers

Of the 130 portfolio stock issuers, 80% are rated BBB by S&P, 19.2% are rated A and 0.8% are rated AA.  Of 129 portfolio stock issuers, 81.5% are rated Baa by Moody’s Investors Service (“Moody’s”), 16.9% are rated A and 1.5% are rated Aa.  Moody’s has not assigned a rating to Cemex S.A.B de C.V.  Accordingly, all 130 portfolio stock issuers are rated investment grade by S&P and 129 portfolio stock issuers are rated investment grade by Moody’s.

In the charts below we present some historical information about the experience of credit defaults, including, but not limited to, those occurring due to bankruptcy, for issuers with credit ratings similar to those of the portfolio stock issuers.  There may, of course, be portfolio stocks that experience a stock event due to a 90% or greater decline in closing price without the portfolio stock issuer having experienced a bankruptcy.  The credit ratings cited above reflect the respective opinions of S&P and Moody’s as to a portfolio stock issuer’s overall financial capacity (its creditworthiness) to pay its financial obligations.  Investors have found credit ratings to be one useful factor in evaluating the likelihood that a company may default on its obligations and possibly experience a bankruptcy.  Credit ratings should not be viewed in any way as an indication of future stock performance.  In that regard, in the event of a bankruptcy of a portfolio stock issuer we expect that the closing price of portfolio stock would generally decline by 90% or more during the period leading up to or during the bankruptcy.  However, it is possible that a portfolio stock issuer could experience a bankruptcy without such a decline in its stock price.

The ratings of the portfolio stock issuers set forth on page 15 and cited above are not indicative of any future ratings of the portfolio stock issuers nor indicative of a rating of the overall portfolio.  The ratings of the portfolio stock issuers may be downgraded at any time due to the negative performance or outlook of the portfolio stock issuers.

Historical default rates for corporate issuers by credit rating

S&P and Moody’s have performed studies from time to time of historical default rates for issuers which may be useful to you in evaluating the likelihood that a portfolio stock issuer with a particular credit rating may experience a bankruptcy.  The S&P data presented below is extracted from the “Annual 2005 Global Corporate Default Study and Rating Transitions” published in January 2006 and the “Annual 2006 Global Corporate Default Study and Rating Transitions” published in February 2007, in each case by S&P (the “S&P Studies”) and the Moody’s data presented below is extracted from “Corporate Default and Recovery Rates, 1920-2006” published in February 2007 by Moody’s (the “Moody’s Study”). The data tracks payment defaults and certain restructurings in addition to bankruptcies. For purposes of the S&P Studies and the Moody’s Study, a default for an issuer is generally recorded on the first occurrence of a payment default on any obligation, rated or unrated, other than a financial obligation subject to a bonafide commercial dispute,

July 2007	Page 5

100% Principal Protected
$25 Enhanced Yield Notes
due September 26, 2022

and upon a distressed exchange, when debtors are coerced to accept substitute instruments with less favorable terms than those of the original obligations, as well as upon the issuer’s bankruptcy.  However, even though a portfolio stock issuer could experience a default, as the term is used in the S&P Studies and the Moody’s Study, without experiencing a bankruptcy, we believe that the data provides a useful indicator of bankruptcy rates.

Other studies or analyses using other data or applying other methodologies may yield historical default rates higher than those calculated by the S&P Studies and/or the Moody’s Study.  In addition, both S&P’s and Moody’s methodology includes certain assumptions that may cause actual experience to deviate from these results.

Although the data presented below is based on the S&P Studies and Moody’s Study, neither S&P nor Moody’s was involved in the preparation of the material in this document and neither takes responsibility for its accuracy or completeness.  In addition, neither S&P nor Moody’s have reviewed the terms of the notes nor will they rate them.

Average default rates

The following charts set out the average, best and worst cumulative, issuer-weighted default rates for rolling one- to fifteen-year time periods with respect to a group of issuers with a distribution of ratings by S&P and Moody’s respectively, as measured at the beginning of each time period, comparable to that of the distribution of ratings of the portfolio stock issuers as of the date of the preliminary pricing supplement.

The charts were derived by determining the rate of defaults which S&P and Moody’s, respectively, recorded for the representative group of issuers over the one- to fifteen-year time periods.  Once the rate of defaults for each time period were determined, the average rate of defaults in that time period was derived, and we applied the average rate, the worst rate and best rate in such periods to a portfolio of 130 stocks to derive the average, worst and best number of stock events (based on defaults only) in each period.

The Moody’s and S&P data is issuer-weighted so that in any given time period, the number of issuers which were the subject of the studies conducted by S&P and Moody’s respectively, were taken into account for the purposes of deriving the average default rates.  Accordingly, because in time periods commencing earlier in time there were fewer issuers which were the subject of the studies, these earlier time periods have been accorded less weight in deriving the average rate of defaults.  Similarly, later time periods with greater numbers of issuers were accorded more weight.  Such weighting is designed to offer a measure of default risk with greater statistical validity, on the basis that later time periods are reflective of the default rate of a greater number of issuers.

The charts also take into account 90% stock price declines which are implied by the historical stock price volatility.  See “Portfolio Stocks – Historical price volatility of the portfolio stocks” above.

The time periods for the average data in the S&P chart begin in January of each year from 1981 to, at latest, January 2006 in the case of the one-year time period, and, therefore, cover the years 1981 through January 2007. The time periods for the best and worst data in the S&P chart begin in January of each year from 1981 to, at latest, January 2005 in the case of the one-year time period, and, therefore, cover the years 1981 through January 2006.  The time periods in the Moody’s chart begin in January of each year from 1970 to, at latest, January 2006 in the case of the one year time period, and, therefore, cover the years 1970 through January 2007.

July 2007	Page 6

100% Principal Protected
$25 Enhanced Yield Notes
due September 26, 2022

The data is based on more one-year time periods than fifteen-year time periods as a greater number of one-year time periods fall within the period from 1981 to January 2006 (in the case of the S&P chart, for example) than fifteen-year time periods.

For example, using the average stock events in the S&P chart, in the period from 1981 through January 2002, and therefore covering the years 1981 through January 2007, there are twenty two five-year periods.  The number of defaults which occurred in each of those twenty two five-year periods was calculated and then averaged on an issuer weighted basis to give the average number of defaults which have historically occurred using S&P data after the elapse of a 5 year period.

Similarly, the “best”” and “worst” data represent, respectively, the best and worst number of defaults within the representative group of issuers for any one of the respective time periods.

Because the data is cumulative, the number of defaults presented for each time period includes the number of defaults which have occurred in each preceding time period.

Stock Events Derived from S&P Studies

Stock Events Derived from Moody’s Study

July 2007	Page 7

100% Principal Protected
$25 Enhanced Yield Notes
due September 26, 2022

Based on these historical implied stock events, a historical implied internal rate of return (“IRR”) can be calculated on the notes.  The historical implied IRR represents the annually compounded return on the notes based on the historical default rates and was calculated by taking into account the distribution over time of the defaults and how such distribution would affect the hypothetical interest rate payable on the notes.  This distribution affects the return on the notes because if the defaults occur later in the term of the notes, for example, the interest rate will be higher for a greater number of interest payment periods.  Accordingly, the historical IRR is dependent on the timing of the defaults as shown by the historical average defaults over the respective time periods.

In calculating the IRRs, we assumed that, if a default occurred in any given year, the default occurred at the mid-point of the year so that the interest rate, as reduced by 0.9.25% per annum in respect of that stock event, applied for the second six months of the year (and the unreduced interest rate applied for the first six months of the year).  The implied 90% stock price declines which were used to calculate the historical IRR were applied to the fifteen year time period on the basis of distributing the average number of stock price declines over the fifteen year time period and assuming that any such decline occurred at the point when such distribution cumulatively equaled one complete decline.  The actual interest rate on the notes which applies after September 26, 2011 will be calculated on a daily basis so that if a stock event occurs, the reduced interest rate will apply for all days of the interest payment period subsequent to the date of the default, subject to the occurrence of a further stock event.

Using the average number of stock events derived from the S&P Studies, the historical IRR on the notes would have been 6.4%.  Using the worst number of stock events, the historical IRR would have been 4.5% and using the best number of stock events, the historical IRR would have been 8.4%.  Using the average number of stock events derived from the Moody’s Study, the historical IRR on the notes would have been 6.9%.  Using the worst number of stock events, the historical IRR would have been 4.1% and using the best number of stock events, the historical IRR would have been 8.7%.

The average of the historical IRRs implied by the S&P Studies and the Moody’s Study is 6.65%.

Historical Implied IRRs
S&P Studies		Moody’s Study
Average	6.4%	Average	6.9%
Worst	4.5%	Worst	4.1%
Best	8.4%	Best	8.7%
Average of S&P and Moody’s – 6.65%

The historical IRR is not a guarantee of the IRR which can be expected on your actual investment in the notes.  The incidence of bankruptcies for the portfolio stock issuers may be higher than the incidence of default rates indicated by the S&P Studies and the Moody’s Study used in the charts above and to calculate the historical IRRs.  There can be no assurance that the interest rate will be greater than 0% after September 26, 2011.

Further, the historical implied IRR is also dependent on our allocation of the historical timing of the defaults and there is no guarantee that any stock events which occur during the term of the notes will not occur earlier in the term, which would have the effect of reducing the overall return on the notes than if the stock events occurred later in the term.

July 2007	Page 8

100% Principal Protected
$25 Enhanced Yield Notes
due September 26, 2022

The S&P and Moody’s historical default rates depicted in the charts above represent an average measure of default incidence, during the relevant period, for issuers rated by S&P and Moody’s, respectively, at the beginning of the period.  There can be no assurance that actual default rates for the portfolio stock issuers will occur in the future at or near the historical average level or that default rates will not be worse than the worst historical levels observed by S&P and Moody’s, respectively, over the periods covered in the charts above.  Furthermore, the portfolio stock issuers with a specific S&P or Moody’s rating will not necessarily be representative of all issuers of debt securities with that rating.  In addition, the concentration within the portfolio of portfolio stock issuers in particular industries or specific geographic areas will be different than the market as a whole as represented by the historical data, which may lead to higher levels of defaults than the historical average.  For these and other reasons, the historical default rate data presented above may vary from and perhaps be significantly better than the default rates (and corresponding bankruptcy rates) that will occur for the portfolio stock issuers.  In particular, default rates have demonstrated significant volatility from year to year, and a relatively small negative deviation from the historical averages could result in the occurrence of a greater number of stock events and, consequently, lower interest payments or no interest payments on the notes after September 26, 2011.

July 2007	Page 9

100% Principal Protected
$25 Enhanced Yield Notes
due September 26, 2022

Key Investment Rationale

Investors can use the notes to earn a fixed, semi-annual interest payment of 9.25% per annum for the initial four years and thereafter, a coupon exposed to the performance of the 130 portfolio stock issuers while protecting 100% of the invested principal.

Protect Principal	¡ 100% principal protection at maturity regardless of whether stock events occur.
Access	¡ Exposure to whether stock events occur in respect of the 130 portfolio stocks.
Best case scenario
¡  Few or none of the portfolio stocks experience a stock event and you receive a fixed, semi-annual interest payment of 9.25% per annum for the first four years and thereafter, an interest payment above current market interest rates and as high as 9.25% for the years remaining until maturity.

Worst case scenario
¡  Ten or more portfolio stocks experience a stock event and you receive a fixed, semi-annual interest payment of 9.25% per annum for the first four years and then 0% interest after the later of September 26, 2011 and the date of occurrence of the tenth stock event.

Summary of Selected Key Risks (see page 21)

■	After September 26, 2011, there is no guarantee of interest
■	You are exposed to stock events which occur prior to September 26, 2011
■	A reduced interest rate may apply to a portion of an interest payment period
■	Exposure to the closing price risk of each portfolio stock
■	Closing price of a portfolio stock on the pricing date may be significantly higher than historical averages
■	A bankruptcy of a portfolio stock issuer will lower the applicable interest rate after September 26, 2011
■	The number of stock events the portfolio stocks will experience is not predictable
■	The portfolio stock issuers are concentrated in certain geographic areas
■	It is likely that reorganization events will affect some portfolio stocks during the term of the notes and that some portfolio stocks will be replaced by successor portfolio stocks
■	Following a merger between two or more portfolio stock issuers a single stock event affecting the surviving entity will be counted more than once
■	Certain mergers may cause the price used to calculate a stock event for the resulting entity to be adjusted upward
■	The portfolio stocks may change following certain corporate events
■	In respect of one portfolio stock issuer, a subsidiary portfolio stock issuer may replace the parent portfolio stock issuer
■	Market price of the notes may be influenced by many unpredictable factors
■	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
■	No affiliation with the portfolio stock issuers
■	Investing in the notes is not equivalent to investing in the portfolio stocks
■	Economic interests of the calculation agent may be potentially adverse to the investors
■	Secondary trading may be limited
■	Hedging and trading activity could adversely affect the price of the portfolio stocks and the value of the notes
■	Credit risk to Morgan Stanley whose credit rating is currently Aa3/A+

July 2007	Page 10

100% Principal Protected
$25 Enhanced Yield Notes
due September 26, 2022

Fact Sheet

The notes offered are senior unsecured obligations of Morgan Stanley and have the terms described in the preliminary pricing supplement, the prospectus supplement and the prospectus. The notes will pay a fixed, semi-annual interest payment of 9.25% per annum for the four year period from the original issue date to September 26, 2011.  After September 26, 2011, the notes will pay a semi-annual interest payment of 9.25% per annum, which will be reduced by 0.925% per annum for each portfolio stock which experiences a stock event at any time from the pricing date.  In no event will the payment at maturity be less than the protected principal amount of $25.

Expected Key Dates
Pricing date:	Original issue date:	Maturity date:
, 2007	, 2007	September 26, 2022
Key Terms
Issuer:	Morgan Stanley
Issue price:	$25 per note
Principal amount:	$25 per note
Principal protection:	100% at maturity
Interest payment dates:	Each March 26 and September 26, beginning September 26, 2007
Interest rate:
For the period from and including the original issue date to but excluding September 26, 2011, 9.25% per annum
For each day in an interest payment period falling in the period from and including September 26, 2011 to but excluding the maturity date, an interest rate based on the number of stock events which have occurred prior to such day from and including the pricing date in accordance with the following table:

	Stock events	Interest rate	Stock events	Interest rate
	0	9.25%	6	3.700%
	1	8.325%	7	2.775%
	2	7.400%	8	1.850%
	3	6.475%	9	0.925%
	4	5.550%	10+	0%
	5	4.625%

If any stock events occur in the period from the pricing date to September 26, 2011, those stock events will reduce the interest rate which applies from and including September 26, 2011.
If a stock event occurs during a semi-annual interest payment period after September 26, 2011, the interest rate as reduced by 0.925% per annum for such stock event will apply to all days of the interest payment period subsequent to the date of occurrence of the stock event, subject to the occurrence of further stock events during that interest payment period.

Portfolio stocks:	The common stocks of the portfolio stock issuers.
Portfolio stock issuers:
The 130 companies listed on page 15. We may change the common stocks of the portfolio on any day prior to the pricing date provided that by so changing the common stocks, we do not materially alter the average credit rating of the portfolio.

Stock events:
Either:
▪  the closing price of the portfolio stock multiplied by the exchange factor for the portfolio stock decreases 90% or more from the closing price of such portfolio stock on the pricing date; or
▪  the portfolio stock issuer experiences a bankruptcy (see “Description of Notes – Bankruptcy” in the preliminary pricing supplement).
One portfolio stock issuer has a subsidiary portfolio stock issuer against which the bankruptcy stock event will be assessed in lieu of its parent portfolio stock issuer.

Exchange factor:	Initially 1.0 for each portfolio stock, subject to adjustment for corporate events. See “Description of Notes – Antidilution Adjustment and Successor Provisions” in the preliminary pricing supplement.

July 2007	Page 11

100% Principal Protected
$25 Enhanced Yield Notes
due September 26, 2022

General Information
Listing:	None
CUSIP:
Tax considerations:
The Notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes.”  Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the Notes, regardless of the amount of interest paid on the Notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the Notes generally will be treated as ordinary income.  If the Notes were priced on June 25, 2007, the “comparable yield” would be a rate of 6.65% per annum compounded quarterly; however, the final comparable yield will be determined on the pricing date and may be different than the comparable yield set forth above.  The projected payment schedule would consist of the following payments:

Date	Projected Payment	Date	Projected Payment
September 26, 2007	0.3918	September 26, 2015	0.7768
March 26, 2008	1.1563	March 26, 2016	0.7768
September 26, 2008	1.1563	September 26, 2016	0.6573
March 26, 2009	1.1563	March 26, 2017	0.6573
September 26, 2009	1.1563	September 26, 2017	0.5378
March 26, 2010	1.1563	March 26, 2018	0.5378
September 26, 2010	1.1563	September 26, 2018	0.5378
March 26, 2011	1.1563	March 26, 2019	0.4183
September 26, 2011	1.1563	September 26, 2019	0.2988
March 26, 2012	1.0159	March 26, 2020	0.2988
September 26, 2012	0.9561	September 26, 2020	0.2390
March 26, 2013	0.9561	March 26, 2021	0.2390
September 26, 2013	0.8964	September 26, 2021	0.1195
March 26, 2014	0.8964	March 26, 2022	0.1195
September 26, 2014	0.7768	September 26, 2022	25.0598
March 26, 2015	0.7768

Based on the comparable yield set forth above, the following table states the amount of OID (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the Notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year):

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date to September 26, 2007	0.2817	0.2817
September 27, 2007 to March 26, 2008	0.8276	1.1093
March 27, 2008 to September 26, 2008	0.8167	1.9259
September 27, 2008 to March 26, 2009	0.8054	2.7313
March 27, 2009 to September 26, 2009	0.7937	3.5250
September 27, 2009 to March 26, 2010	0.7816	4.3067
March 27, 2010 to September 26, 2010	0.7692	5.0759
September 27, 2010 to March 26, 2011	0.7563	5.8322
March 27, 2011 to September 26, 2011	0.7430	6.5752
September 27, 2011 to March 26, 2012	0.7293	7.3045

July 2007	Page 12

100% Principal Protected
$25 Enhanced Yield Notes
due September 26, 2022

March 27, 2012 to September 26, 2012	0.7198	8.0242
September 27, 2012 to March 26, 2013	0.7119	8.7361
March 27, 2013 to September 26, 2013	0.7038	9.4399
September 27, 2013 to March 26, 2014	0.6974	10.1373
March 27, 2014 to September 26, 2014	0.6908	10.8280
September 27, 2014 to March 26, 2015	0.6879	11.5159
March 27, 2015 to September 26, 2015	0.6849	12.2009
September 27, 2015 to March 26, 2016	0.6819	12.8828
March 27, 2016 to September 26, 2016	0.6787	13.5615
September 27, 2016 to March 26, 2017	0.6794	14.2409
March 27, 2017 to September 26, 2017	0.6802	14.9211
September 27, 2017 to March 26, 2018	0.6849	15.6060
March 27, 2018 to September 26, 2018	0.6898	16.2958
September 27, 2018 to March 26, 2019	0.6948	16.9906
March 27, 2019 to September 26, 2019	0.7040	17.6947
September 27, 2019 to March 26, 2020	0.7175	18.4122
March 27, 2020 to September 26, 2020	0.7314	19.1436
September 27, 2020 to March 26, 2021	0.7478	19.8914
March 27, 2021 to September 26, 2021	0.7647	20.6561
September 27, 2021 to March 26, 2022	0.7862	21.4423
March 27, 2022 to September 26, 2022	0.8083	22.2507

The actual comparable yield and the projected payment schedule of the notes will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the Notes.

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments  that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Underwriter:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:	MS & Co.
Contact:	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York, 10036 (telephone number (866) 477-4776 / (914) 225-7000)

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the preliminary pricing supplement, prospectus supplement and prospectus related to this offering which can be accessed via the hyperlinks on the front page of this document.

July 2007	Page 13

100% Principal Protected
$25 Enhanced Yield Notes
due September 26, 2022

Interest Rates

For the four year period from and including the original issue date to but excluding September 26, 2011, the interest rate will be a fixed 9.25% per annum.

For the period from and including September 26, 2011, the interest rate will be 9.25% per annum which will be reduced by 0.925% per annum for each portfolio stock which experiences a stock event at any time from the pricing date.

A table of the number of portfolio stocks which experience a stock event and the corresponding interest rate is set out below:

Number of Portfolio Stocks which Experience a Stock Event	Interest Rate
0	9.25%
1	8.325%
2	7.400%
3	6.475%
4	5.550%
5	4.625%
6	3.700%
7	2.775%
8	1.850%
9	0.925%
10+	0%

If any stock events occur in the period from the pricing date to September 26, 2011, those stock events will reduce the interest rate which applies from and including September 26, 2011.

If a stock event occurs during a semi-annual interest payment period after September 26, 2011, the interest rate as reduced by 0.925% for such stock event will apply to all days of the interest payment period subsequent to the date of occurrence of the stock event, subject to the occurrence of further stock events during that interest payment period.

July 2007	Page 14

100% Principal Protected
$25 Enhanced Yield Notes
due September 26, 2022

Portfolio Stocks

Portfolio Stock Issuer	Exchange	Ticker Symbol	Common Stock	S&P Industry	S&P Rating[1,2,3]	Moody's Rating[1,2,4]
Akzo Nobel N.V.	AEX	AKZA	Common Shares	Chemical/plastics	A-	A3
Alcoa Inc.	NYSE	AA	Common Stock	Mining, Steel, Iron & Non Precious Metals	BBB+ *-	A2 *-
Altria Group, Inc.	NYSE	MO	Common Stock	Beverage and tobacco	BBB+	Baa1
American Standard Companies Inc.	NYSE	ASD	Common Stock	Industrial equipment	BBB-	Baa3 *-
Anadarko Petroleum Corporation	NYSE	APC	Common Stock	Oil and gas	BBB-	Baa3
Aon Corporation	NYSE	AOC	Common Stock	Insurance	BBB+	Baa2
Arrow Electronics, Inc.	NYSE	ARW	Common Stock	Electronics/electric	BBB-	Baa3
AT&T Inc.	NYSE	ATT	Common Shares	Telecommunications/cellular communications	A	A2
AutoZone, Inc.	NYSE	AZO	Common Stock	Retailers (except food and drug)	BBB+	Baa2
AXIS Capital Holdings Limited	NYSE	AXS	Common Shares	Insurance	BBB+	Baa1
BCE Inc.	TSX	BCE	Common Shares	Telecommunications	A- *-	Baa2 *-
Belo Corp.	NYSE	BLC	Series A	Broadcast radio and television	BBB-	Baa3
Boston Scientific Corporation	NYSE	BSX	Common Stock	Health care	BBB	Baa3 *-
Brunswick Corporation	NYSE	BC	Common Stock	Leisure goods/activities/movies	BBB+	Baa1
Cadbury Schweppes Public Limited Company	LSE	CSG	Ordinary Shares	Beverage and tobacco	BBB *	Baa2 *-
Capital One Financial Corporation	NYSE	COF	Common Stock	Financial intermediaries	BBB+	A3
Cardinal Health, Inc.	NYSE	CAH	Common Shares	Food/drug retailers	BBB	Baa2
CBS Corporation	NYSE	CBS	Class B	Broadcast radio and television	BBB	Baa3
CEMEX S.A. de C.V.	MSE	CX	CPO	Building and development	BBB
Centex Corporation	NYSE	CTX	Common Stock	Building and development	BBB	Baa2
CenturyTel, Inc.	NYSE	CTL	Common Stock	Telecommunications/cellular communications	BBB	Baa2

July 2007	Page 15

100% Principal Protected
$25 Enhanced Yield Notes
due September 26, 2022

Portfolio Stock Issuer	Exchange	Ticker Symbol	Common Stock	S&P Industry	S&P Rating[1,2,3]	Moody's Rating[1,2,4]
Chartered Semiconductor Manufacturing Ltd.	SGX	CSM	Ordinary Shares	Electronics	BBB-	Baa3
Ciba Specialty Chemicals Holding Inc.	SWX	CIBN	Ordinary Shares	Chemical/plastics	BBB	Baa2
CIT Group Inc.	NYSE	CIT	Common Stock	Financial intermediaries	A	A2
CNA Financial Corporation	NYSE	CNA	Common Stock	Insurance	BBB-	Baa3
Commercial Metals Company	NYSE	CMC	Common Stock	Steel	BBB	Baa2
COMPANHIA VALE DO RIO DOCE	BOVESPA	VALE5	Common Shares	Nonferrous metals/minerals	BBB	Baa3
Computer Sciences Corporation	NYSE	CSC	Common Stock	Business equipment and services	A-	A3 *-
Con-way Inc.	NYSE	CNW	Common Stock	Surface transport	BBB	Baa3
Costco Wholesale Corporation	NASDAQ	COST	Common Stock	Retailers (except food and drug)	A	A2
CSX Corporation	NYSE	CSX	Common Stock	Rail industries	BBB-	Baa3
Cummins Inc.	NYSE	CMI	Common Stock	Automotive	BBB-	Baa3
Cytec Industries Inc.	NYSE	CYT	Common Stock	Chemical/plastics	BBB-	Baa3
D.R. Horton, Inc.	NYSE	DHI	Common Stock	Building and development	BBB-	Baa3
Darden Restaurants, Inc.	NYSE	DRI	Common Stock	Food service	BBB+	Baa1
Deutsche Telekom AG	FSE	DTE	Ordinary Shares	Telecommunications/cellular communications	A-	A3
Eastman Chemical Company	NYSE	EMN	Common Stock	Chemical/plastics	BBB	Baa2
Embarq Corporation	NYSE	EQ	Common Stock	Telecommunications/cellular communications	BBB-	Baa3
Exelon Corporation	NYSE	EXC	Common Stock	Utilities	BBB+ *-	Baa2
Fortune Brands, Inc.	NYSE	FO	Common Stock	Home furnishings	BBB	Baa2
Gannett Co., Inc.	NYSE	GCI	Common Stock	Publishing	A-	A3
GATX Corporation	NYSE	GMT	Common Stock	Surface transport	BBB+	Baa1
GlobalSantaFe Corporation	NYSE	GSF	Ordinary Shares	Oil and gas	A-	Baa1
H. J. HEINZ COMPANY	NYSE	HNZ	Common Stock	Food products	BBB	Baa2

July 2007	Page 16

100% Principal Protected
$25 Enhanced Yield Notes
due September 26, 2022

Portfolio Stock Issuer	Exchange	Ticker Symbol	Common Stock	S&P Industry	S&P Rating[1,2,3]	Moody's Rating[1,2,4]
Hasbro, Inc.	NYSE	HAS	Common Stock	Leisure goods/activities/movies	BBB-	Baa3
Health Care Property Investors, Inc.	NYSE	HCP	Common Stock	REITs and REOCs	BBB *-	Baa3
Humana Inc.	NYSE	HUM	Common Stock	Insurance	BBB	Baa3
IAC/InterActiveCorp	NASDAQ	IACI	Common Stock	Telecommunications/cellular communications	BBB-	Baa3
ICICI BANK LIMITED	BSE	ICICIBC	Equity Shares	Financial intermediaries	BBB-	Baa2
Imperial Tobacco Group PLC	LSE	IMT	Ordinary shares	Beverage and tobacco	BBB *-	Baa3
International Paper Company	NYSE	IP	Common Stock	Forest products	BBB	Baa3
J. C. Penney Company, Inc.	NYSE	JCP	Common Stock	Retailers (except food and drug)	BBB-	Baa3
Jones Apparel Group, Inc.	NYSE	JNY	Class A	Clothing/textiles	BBB-	Baa3
Koninklijke KPN N.V.	AEX	KPN	Ordinary Shares	Telecommunications	BBB+	Baa2
Koninklijke Philips Electronics N.V.	AEX	PHIA	Common Shares	Electronics/electric	A-	A3
Kraft Foods Inc.	NYSE	KFT	Class A	Food products	A	Baa1
Lennar Corporation	NYSE	LEN	Class A	Building and development	BBB	Baa2
Limited Brands, Inc.	NYSE	LTD	Common Stock	Retailers (except food and drug)	BBB	Baa2
Liz Claiborne, Inc.	NYSE	LIZ	Common Stock	Clothing/textiles	BBB *-	Baa2 *-
Louisiana-Pacific Corporation	NYSE	LPX	Common Stock	Forest products	BBB-	Baa3
M.D.C. Holdings, Inc.	NYSE	MDC	Common Stock	Building and development	BBB-	Baa3
Macy’s, Inc.	NYSE	M	Common Stock	Retailers (except food and drug)	BBB	Baa2
Manor Care, Inc.	NYSE	HCR	Common Stock	Health care	BBB- *-	Baa3
Marriott International, Inc.	NYSE	MAR	Class A	Lodging and casinos	BBB+	Baa2
Marsh & McLennan Companies, Inc.	NYSE	MMC	Common Stock	Insurance	BBB	Baa2
Masco Corporation	NYSE	MAS	Common Stock	Home furnishings	BBB+	Baa1
Mattel, Inc.	NYSE	MAT	Common Stock	Leisure goods/activities/movies	BBB-	Baa2
MBIA Inc.	NYSE	MBI	Common Stock	Insurance	AA	Aa2

July 2007	Page 17

100% Principal Protected
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due September 26, 2022

Portfolio Stock Issuer	Exchange	Ticker Symbol	Common Stock	S&P Industry	S&P Rating[1,2,3]	Moody's Rating[1,2,4]
McKesson Corporation	NYSE	MCK	Common Stock	Health care	BBB	Baa3
MeadWestvaco Corporation	NYSE	MWV	Common Stock	Forest products	BBB	Baa3
Medco Health Solutions, Inc.	NYSE	MHS	Common Stock	Health care	BBB	Baa3
Metso Corporation	OMX HELSINKI	VLM	Shares	Industrial equipment	BBB	Baa3
MGIC Investment Corporation	NYSE	MTG	Common Stock	Insurance	A	A1
Mohawk Industries, Inc.	NYSE	MHK	Common Stock	Home furnishings	BBB-	Baa3
Motorola, Inc.	NYSE	MOT	Common Stock	Telecommunications/cellular communications	A-	Baa1
Murphy Oil Corporation	NYSE	MUR	Common Stock	Oil & Gas	BBB	Baa3
Noble Corporation	NYSE	NE	Ordinary Shares	Oil and gas	A-	Baa1
Norfolk Southern Corporation	NYSE	NSC	Common Stock	Rail industries	BBB+	Baa1
Office Depot, Inc.	NYSE	ODP	Common Stock	Home & Office Furnishings, Housewares, & Durable Consumer Products	BBB-	Baa3
Olin Corporation	NYSE	OLN	Common Stock	Chemical/plastics	BBB- *-	Baa3 *-
ONEOK, Inc.	NYSE	OKE	Common Stock	Utilities	BBB	Baa2
Owens Corning	NYSE	OC	Common Stock	Buildings & Real Estate	BBB-	Baa3
Pactiv Corporation	NYSE	PTV	Common Stock	Containers and glass products	BBB	Baa2
Pearson PLC	LSE	PSON	Ordinary Shares	Publishing	BBB+	Baa1
Pulte Homes, Inc.	NYSE	PHM	Common Stock	Building and development	BBB	Baa3
Quest Diagnostics Incorporated	NYSE	DGX	Common Stock	Health care	BBB+	Baa3
R.R. Donnelley & Sons Company	NYSE	RRD	Common Stock	Publishing	BBB+	Baa2
Radian Group Inc.	NYSE	RDN	Common Stock	Insurance	A	A2 *+
Republic Services, Inc.	NYSE	RSG	Common Stock	Ecological services and equipment	BBB+	Baa2
Rinker Group Limited	ASX	RIN	Ordinary Shares	Building and development	BBB	A3 *-
RPM International Inc.	NYSE	RPM	Common Stock	Chemical/plastics	BBB-	Baa3

July 2007	Page 18

100% Principal Protected
$25 Enhanced Yield Notes
due September 26, 2022

Portfolio Stock Issuer	Exchange	Ticker Symbol	Common Stock	S&P Industry	S&P Rating[1,2,3]	Moody's Rating[1,2,4]
Ryder System, Inc.	NYSE	R	Common Stock	Equipment leasing	BBB+	Baa1
Safeway Inc.	NYSE	SWY	Common Stock	Food/drug retailers	BBB-	Baa2
Sara Lee Corporation	NYSE	SLE	Common Stock	Food products	BBB+	Baa1
Sealed Air Corporation	NYSE	SEE	Common Stock	Containers and glass products	BBB	Baa3
SLM Corporation	NYSE	SLM	Common Stock	Financial intermediaries	BBB+ *-	A2 *-
Southwest Airlines Co.	NYSE	LUV	Common Stock	Air transport	A	Baa1
Spectra Energy Corp Spectra Energy Capital, LLC5	NYSE	SE	Common Stock	Utilities	BBB+	Baa1
Sprint Nextel Corporation	NYSE	S	Common Stock	Telecommunications/cellular communications	BBB	Baa3
Starwood Hotels & Resorts Worldwide, Inc.	NYSE	HOT	Common Stock	Lodging and casinos	BBB-	Baa3
STMicroelectronics N.V.	EURONEXT PARIS	STM	Common Shares	Electronics/electric	A-	A3
Stora Enso Oyj	OMX HELSINKI	STERV	Series R shares	Forest products	BBB	Baa3
Sunoco, Inc.	NYSE	SUN	Common Stock	Oil and gas	BBB	Baa2
Talisman Energy Inc.	TSX	TLM	Common Shares	Oil and gas	BBB+	Baa2
TELUS Corporation	TSX	T	Common Shares	Telecommunications/cellular communications	BBB+	Baa1
Temple-Inland Inc.	NYSE	TIN	Common Stock	Forest products	BBB *-	Baa3 *-
Textron Inc.	NYSE	TXT	Common Stock	Aerospace and defense	A-	A3
The Black & Decker Corporation	NYSE	BDK	Common Stock	Industrial equipment	BBB	Baa2
The Dow Chemical Company	NYSE	DOW	Common Stock	Chemical/plastics	A-	A3
The Home Depot, Inc.	NYSE	HD	Common Stock	Retailers (except food and drug)	A+	Aa3
The Kroger Co.	NYSE	KR	Common Stock	Food/drug retailers	BBB-	Baa2
The Lubrizol Corporation	NYSE	LZ	Common Stock	Chemical/plastics	BBB-	Baa3
The New York Times Company	NYSE	NYT	Class A	Publishing	BBB+ *-	Baa1
The PMI Group, Inc.	NYSE	PMI	Common Stock	Insurance	A	A1
The Ryland Group, Inc.	NYSE	RYL	Common Stock	Building and development	BBB-	Baa3

July 2007	Page 19

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due September 26, 2022

Portfolio Stock Issuer	Exchange	Ticker Symbol	Common Stock	S&P Industry	S&P Rating[1,2,3]	Moody's Rating[1,2,4]
The Sherwin-Williams Company	NYSE	SHW	Common Stock	Chemical/plastics	A-	A3
The TJX Companies, Inc.	NYSE	TJX	Common Stock	Retailers (except food and drug)	A	A3
The Western Union Company	NYSE	WU	Common Stock	Finance	A-	A3
THOMSON	EURONEXT PARIS	TMS	Shares	Electronics/electric	BBB-	Baa2
Time Warner Inc.	NYSE	TWX	Common Stock	Leisure goods/activities/movies	BBB+	Baa2
Toll Brothers, Inc.	NYSE	TOL	Common Stock	Building and development	BBB-	Baa3
Universal Health Services, Inc.	NYSE	UHS	Class B	Health care	BBB-	Baa3
UPM-Kymmene Corporation	OMX HELSINKI	UPM1V	Common Shares	Forest products	BBB	Baa2
Viacom Inc.	NYSE	VIA	Class A	Broadcast radio and television	BBB	Baa3
Washington Mutual, Inc.	NYSE	WM	Common Stock	Financial intermediaries	A-	A2
Waste Management, Inc.	NYSE	WMI	Common Stock	Ecological services and equipment	BBB	Baa3
Weyerhaeuser Company	NYSE	WY	Common Stock	Forest products	BBB *-	Baa2
Whirlpool Corporation	NYSE	WHR	Common Stock	Home furnishings	BBB	Baa2
Xerox Corporation	NYSE	XRX	Common Stock	Home & Office Furnishings, Housewares, & Durable Consumer Products	BBB-	Baa3
Yum! Brands, Inc.	NYSE	YUM	Common Stock	Food service	BBB	Baa2
(1)	The ratings are given as of June 22, 2007 and will not be updated

(2)	The notation “*” indicates watch list. The notation “*+” indicates watch list positive, and the notation “*- ” indicates watch list negative

(3)	Long Term Foreign Issuer Credit Rating, or if not available the Long Term Local Issuer Credit Rating

(4)	Senior Unsecured Debt Issuer Rating

(5)	Subsidiary Portfolio Stock Issuer

July 2007	Page 20

100% Principal Protected
$25 Enhanced Yield Notes
due September 26, 2022

Selected Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.  The notes are not secured debt and investing in the notes is not equivalent to investing directly in the portfolio stocks.  The following is a non-exhaustive list of certain key considerations for investors in the notes.  For a complete list of considerations and risk factors, please see the prospectus, prospectus supplement and the preliminary pricing supplement.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

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After September 26, 2011, there is no guarantee of interest.  After September 26, 2011, the interest rate applicable to the notes is linked to the number of stock events which have occurred from the pricing date.  Upon the occurrence of a stock event, the applicable interest rate will be reduced by 0.925% per annum.  If ten or more stock events occur, the applicable interest rate will be 0% after the later of September 26, 2011 and the date of occurrence of the tenth stock event.

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You are exposed to stock events which occur prior to September 26, 2011. If one or more stock events occur from and including the pricing date to and including September 26, 2011, those stock events will be used to reduce the interest rate which is applicable from and including September 26, 2011.  Accordingly, you are exposed to stock events which occur from and including the pricing date.

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A reduced interest rate may apply to a portion of an interest payment period. Upon the occurrence of a stock event, the interest rate after September 26, 2011 which applies will be reduced as of the next business day by 0.925% per annum.  Accordingly, there is no guarantee that the interest rate which is applicable at the start of an interest payment period will apply throughout that period.  The interest rate could be adjusted downwards one or more times during the interest payment period and you will receive an interest payment which reflects those differing interest rates and the period of time for which they applied during the interest payment period.

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You are exposed to the closing price risk of each portfolio stock. Because the interest rate which is applicable from and including September 26, 2011 is based on the number of portfolio stocks that experience a stock event, the return on your investment in the notes is subject to possible downward price movements of each portfolio stock.  You cannot predict the future performance of a portfolio stock based on its historical performance.  The price of a portfolio stock may decrease 90% or more from the closing price of such portfolio stock on the pricing date even though such portfolio stock has not experienced such a price decrease in the past, thus decreasing the applicable interest rate.

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The closing price of a portfolio stock on the pricing date may be significantly higher than the historical average trading price for such portfolio stock. The reference closing price for determining a 90% decrease in the closing price of such portfolio stock is the pricing date.  The closing price of a portfolio stock on the pricing date may be significantly higher than the historical average trading price for such portfolio stock, which could increase the likelihood of the occurrence of a stock event with respect to such portfolio stock.  In addition, on the pricing date, stock prices generally in the market may be significantly higher than historical averages, which could increase the likelihood of subsequent declines in stock prices over the term of the notes.

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If any portfolio stock issuer experiences a bankruptcy, the applicable interest rate on the notes from and including September 26, 2011 will be lowered. In addition to the closing price risk of each portfolio stock, you are exposed to the risk that a portfolio stock issuer experiences a bankruptcy prior to the maturity date.  While the credit rating of a portfolio stock issuer on the pricing

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date is viewed as an indication of the level of credit risk with regard to the senior debt of each portfolio stock issuer, and, therefore, of the likelihood that a portfolio stock issuer will experience a bankruptcy, there is no guarantee that the credit rating of such portfolio stock issuer will not be downgraded over time due to the negative performance of such portfolio stock issuer.

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The number of stock events the portfolio stocks will experience is not predictable. There can be no assurance as to how many portfolio stocks will experience a stock event over the term of the notes and consequently the applicable interest rate from and including September 26, 2011 is unpredictable.  Certain economic, financial, political, regulatory or judicial events could simultaneously affect the trading price of portfolio stocks and the financial condition of portfolio stock issuers across diverse industry categories or in a single industry.  As a result, stressful economic conditions could lead to a stock event with respect to more than one portfolio stocks, which will reduce the applicable interest rate from and including September 26, 2011.

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The portfolio stock issuers are concentrated in certain geographic areas. All but 22 of the portfolio stock issuers are organized in the United States: three are organized in each of Canada, the United Kingdom, the Netherlands and Finland, two are organized in Switzerland and there is one portfolio stock issuer organized in each of Australia, Bermuda, Brazil, France, Germany, India, Mexico and Singapore.  As set forth on the chart on page 3, the portfolio stock issuers represent 35 different industries.  The industries most prominently represented are building and development (7.7%), telecommunications (7.7%), chemicals/plastics (6.9%), insurance (6.9%), retailers (except food and drug) (6.2%), forest products (5.4%) and oil and gas (5.4%).

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Because the portfolio consists of 130 portfolio stock issuers which are each subject to reorganization events, it is likely that such events will affect some portfolio stocks during the term of the notes. Because the portfolio consists of 130 portfolio stock issuers which are each subject to reorganization events such as mergers and spin-offs, it is likely that such events will affect some of the portfolio stocks during the term of the notes.  In event that such reorganization events do affect a portfolio stock issuers the provisions set forth under “Description of Notes – Antidilution Adjustments and Successor Provisions” and “—Spin-off of a Subsidiary Portfolio Stock Issuer” may apply and could affect which companies comprise the portfolio and the applicable interest rate from and including September 26, 2011.

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Following a merger between portfolio stock issuers, a single stock event affecting the successor entity will be counted more than once. If two or more portfolio stock issuers merge to form a single successor entity, and a stock event occurs with respect to such successor entity, such stock event will be counted n times for purposes of determining the total number of stock events that have occurred over the fifteen-year term of the notes, where n is the number of portfolio stock issuers that have merged to form such successor entity. As a result, a single stock event may be counted more than once for purposes of determining the number of stock events that have occurred from the pricing date in order to calculate the interest rate(s) that will apply in each interest payment period from and including September 26, 2011.

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Following certain mergers with respect to a portfolio stock issuer, the price used to calculate a stock event for the resulting entity will be adjusted upward to reflect any decline in the closing price of the original portfolio stock from the pricing date. Upon the occurrence of a merger of a portfolio stock issuer into an entity having common stock that is traded on a national securities exchange, the price used to calculate a 90% decrease in the stock price of the portfolio stock for the resulting entity will be adjusted upward to reflect any decline in the closing price of the original portfolio stock on the date immediately preceding the effective date of such merger from the closing price of such portfolio stock on the pricing date.  Any such upward adjustment will increase the likelihood of the occurrence of a stock event with respect to such resulting entity.  You are

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exposed to the risk that the closing price of the original portfolio stock may be unusually low on the date immediately preceding the effective date of such merger.

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Following a reorganization event, such as a merger, tender offer or delisting, we may appoint a successor portfolio stock issuer on the basis of the condition of the original portfolio stock issuer taking into account the effect of the reorganization event. Following a reorganization event, such as a merger, spin-off, tender offer, delisting or going private transaction concerning a portfolio stock issuer, we may appoint a successor portfolio stock issuer from the same general industry group with debt that carries a credit spread that is equivalent to the credit spread of the debt of the original portfolio stock issuer after the reorganization event. Thus, any replacement portfolio stock issuer will reflect the condition of the original portfolio stock issuer taking into account the reorganization event, not the condition of the original portfolio stock issuer on the pricing date.

Following any such replacement, you will become subject to the closing price risk of the successor portfolio stock as well as to the bankruptcy risk of the successor portfolio stock issuer.

In addition, we may, at our reasonable discretion, cause the calculation agent to alter the specified antidilution adjustments or successor provisions if we determine that such existing adjustments or success provisions do not properly take into account the economic consequences of the events enumerated in such antidilution adjustments. Any alterations to the specified antidilution adjustments may be materially adverse to investors in the notes.

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In the case of one portfolio stock issuer, if the subsidiary portfolio stock issuer is spun-off, the subsidiary portfolio stock issuer will become an additional portfolio stock issuer. However you will no longer be exposed to stock events with respect to the parent portfolio stock issuer. In the case of one portfolio stock issuer, if the subsidiary portfolio stock issuer is spun-off from its parent portfolio stock issuer, it will become an additional portfolio stock issuer.  You will then be exposed to a stock event concerning decreases in the closing price of the spun-off subsidiary portfolio stock issuer as well as the bankruptcy risk of the spun-off subsidiary portfolio stock issuer.  However you will no longer be exposed to stock events with respect to the parent portfolio stock issuer.  The stock price of the spun-off subsidiary portfolio stock issuer used to assess a stock event will be adjusted to reflect any changes in the closing price of the portfolio stock of the parent portfolio stock issuer from the pricing date to the date immediately preceding the effective date of such spin-off.

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Market price of the notes may be influenced by many unpredictable factors.  Numerous factors will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including: (i) the closing price of the portfolio stocks, (ii) interest and yield rates in the market, (iii) the volatility (frequency and magnitude of changes in price) of the closing price of the portfolio stocks, (iv) the published credit rating of each of the portfolio stock issuers and the market perception of the increased likelihood of a bankruptcy with respect to any portfolio stock issuer (as may be evidenced by a downgrade by a rating agency), (v) geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the portfolio stocks or stock markets generally and which may affect the closing price of the portfolio stocks or the bankruptcy risks faced by portfolio stock issuers, (vi) the dividend rate on the portfolio stocks, (vii) the time remaining until the notes mature, and (viii) the creditworthiness of the issuer.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which Morgan Stanley is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging its obligations under the notes.  In addition, any such prices may differ from values determined by pricing models used by Morgan Stanley, as a result of dealer discounts, mark-ups or other transaction costs.

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100% Principal Protected
$25 Enhanced Yield Notes
due September 26, 2022

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No affiliation with the portfolio stock issuers.  Morgan Stanley is not affiliated with any of the portfolio stock issuers and the portfolio stock issuers are not involved with this offering in any way.  Consequently, we have no ability to control the actions of the portfolio stock issuers, including a portfolio stock issuer’s ability to avoid the occurrence of a stock event.  The portfolio stock issuers have no obligation to consider your interests as an investor in the notes in taking any corporate actions that might result in a stock event or affect the value of your notes.

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Investing in the notes is not equivalent to investing in the portfolio stocks. Investing in the notes is not equivalent to investing in the portfolio stocks.  As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the portfolio stocks.

■	Issuer’s credit ratings may affect the market value. Investors are subject to the credit risk of Morgan Stanley. Any decline in our credit ratings may affect the market value of the notes.

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Economic interests of the calculation agent may be potentially adverse to the investors.  The calculation agent is our affiliate.  Any determinations made by the calculation agent may affect the interest rate(s) applicable to each interest payment period.

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Secondary trading may be limited.  The notes will not be listed on any securities exchange and there may be little or no secondary market and if you do sell the notes prior to maturity, the price you receive may be less than the price you originally paid for the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow an investor to sell the notes easily or at a price that it desires. Morgan Stanley currently intends to act as a market maker for the notes but is not required to do so.

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Hedging and trading activity by affiliates of the Issuer could adversely affect the price of the portfolio stocks and the value of the notes. MS & Co. and other affiliates of ours have carried out, and will continue to carry out, hedging activities related to the notes, including trading in credit default swaps on the portfolio stock issuers. MS & Co. and some of our other subsidiaries also trade the portfolio stocks and other financial instruments related to the portfolio stocks on a regular basis as part of their general broker-dealer and other businesses.  Any of these trading activities on or prior to the pricing date could potentially increase the closing price of the portfolio stocks on the pricing date, and therefore, the reference price for determining the occurrence of a stock event with respect to such portfolio stocks.  Additionally, such trading activities during the term of the notes could potentially decrease the trading price of the portfolio stocks during such period, and, accordingly, affect the likelihood of the occurrence of a stock event with respect to such portfolio stocks or portfolio stock issuers.

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